UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                 Amendment No. 3

                       Globalstar Telecommunications Ltd.
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                                (Name of Issuer)

                                  Common Stock

--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    379364904
                           --------------------------
                                 (CUSIP Number)

                                December 31, 2000
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|   Rule 13d-1(b)

|X|   Rule 13d-1(c)

|_|   Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 379364904                    13G
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Trustees of General Electric Pension Trust
    I.R.S. # 14-6015763
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
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3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    State of New York
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                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          2,705,000
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       2,705,000
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,705,000
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    2.55% (5.13% if aggregated with the shares beneficially owned by the other Reporting Persons as defined in the Introductory Note)

--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    EP
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 379364904
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    GE Asset Management Incorporated (see introductory note), as Investment Manager of GEPT (as defined below) I.R.S. #06-1238874
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    State of Delaware
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                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          2,705,000
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       2,705,000
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,705,000
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    2.55% (5.13% if aggregated with the shares beneficially owned by the other Reporting Persons as defined in the Introductory Note)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IA, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 379364904
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    General Electric Company
    I.R.S. #14-0689340
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    State of New York
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       2,749,760
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          Disclaimed (see 9 below)
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             2,749,760
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       Disclaimed (see 9 below)
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,749,760 (Beneficial ownership of all shares held by GEAM for GEPT disclaimed by General Electric Company.)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


    |X| Disclaimed (see 9 above)
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    2.58% (5.13% if aggregated with the shares beneficially owned by the other Reporting Persons as defined in the Introductory Note)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

INTRODUCTORY NOTE: This Amendment No. 3 amends the Statement on Schedule 13G filed on behalf of General Electric Company, a New York corporation ("GE") on February 26, 1998, as amended on February 11, 2000 (as amended, the "Schedule 13G"). This Amendment 3 is filed on behalf of GE Asset Management Incorporated (formerly GE Investment Management Incorporated), a Delaware corporation and a wholly owned subsidiary of GE ("GEAM") and the Trustees of the General Electric Pension Trust, a New York common law trust ("GEPT"). GEAM is a registered investment adviser and acts as Investment Manager of GEPT. GEAM may be deemed to be the beneficial owner of 2,705,000 shares of Common Stock of Globalstar Telecommunications Ltd. (the "Issuer") owned by GEPT. GEAM, GEPT and GE each expressly disclaim that they are members of a "group." GE disclaims beneficial ownership of all shares held by GEAM for GEPT and expressly disclaims that it is a member of a "group."

The items from Schedule 13G are hereby amended to read as follows:

Item 2(a) Name of Person Filing

            Trustees of General Electric Pension Trust (See Schedule II)

            GE Asset Management Incorporated, as Investment Manager of GEPT

            General Electric Company

Item 2(b) Address of Principal Business Office or, if none, Residence

            The address of the principal offices of GEPT and GEAM is 3003 Summer Street Stamford, Connecticut 06904. The address of the principal offices of GE is 3135 Easton Turnpike, Fairfield, Connecticut 06431

Item 2(c) Citizenship

            General Electric Pension Trust - New York common law trust

            GE Asset Management Incorporated - Delaware corporation

            General Electric Company - New York corporation

Item 4 Ownership

                                                  GEPT        GEAM          GE

(a)   Amount beneficially owned               2,705,000   2,705,000    2,749,760

(b)   Percent of class                          2.55%       2.55%        2.58%

(c)   No. of shares to which person has

      (i)   sole power to vote or direct
            the vote                              0           0        2,749,760

      (ii)  shared power to vote or direct    2,705,000   2,705,000   Disclaimed

      (iii) sole power to dispose or to
            direct disposition                    0           0        2,749,760

      (iv)  share power to dispose or to
            direct disposition                2,705,000   2,705,000   Disclaimed

Item 5 Ownership of Five Percent or Less of a Class

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

            |_|

Item 10 Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2001

                                    GENERAL ELECTRIC PENSION TRUST
                                    By: GE Asset Management Incorporated,
                                    its Investment Manager


                                    By: /s/ Michael M. Pastore
                                        ----------------------------------------
                                        Name:   Michael M. Pastore
                                        Title:  Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2001

                                    GE ASSET MANAGEMENT INCORPORATED


                                    By: /s/ Michael M. Pastore
                                        ----------------------------------------
                                        Name:   Michael M. Pastore
                                        Title:  Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2001

                                    GENERAL ELECTRIC COMPANY


                                    By: /s/ John H. Myers
                                        ----------------------------------------
                                        Name:   John H. Myers
                                        Title:  Vice President

                                                                      Schedule I

                             JOINT FILING AGREEMENT

            This will confirm the agreement by and between all the undersigned that the Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Common Stock of Globalstar Telecommunications Ltd. is being filed on behalf of each of the undersigned.

Dated: February 14, 2001            GENERAL ELECTRIC PENSION TRUST
                                    By: GE Asset Management Incorporated,
                                    its Investment Manager

                                    By: /s/ Michael M. Pastore
                                        ----------------------------------------
                                        Name:   Michael M. Pastore
                                        Title:  Vice President


                                    GE ASSET MANAGEMENT INCORPORATED

                                    By: /s/ Michael M. Pastore
                                        ----------------------------------------
                                        Name:   Michael M. Pastore
                                        Title:  Vice President


                                    GENERAL ELECTRIC COMPANY

                                    By: /s/ John H. Myers
                                        ----------------------------------------
                                        Name:   John H. Myers
                                        Title:  Vice President

                                                                     Schedule II

                   TRUSTEES OF GENERAL ELECTRIC PENSION TRUST

                        3003 Summer Street, P.O. Box 7900
                           Stamford, Connecticut 06904

   The names of the Trustees of General Electric Pension Trust are as follows:

                                Eugene K. Bolton

                               Michael J. Cosgrove

                                 Ralph R. Layman

                                  Alan M. Lewis

                              Robert A. MacDougall

                                  John H. Myers

                                 Donald W. Torey

                                 John J. Walker